Exhibit 99.1

Helios and Matheson Analytics + MoviePass™

Acquire Moviefone in Strategic Move

Acquisition of Iconic Entertainment Brand from Oath Inc., a Verizon Company, Expected to Fuel Additional MoviePass Subscriber Growth and Expand Advertising Platform

NEW YORK, NY – April 05, 2018 – Helios and Matheson Analytics Inc. (Nasdaq: HMNY) (“HMNY”) and MoviePass Inc. (“MoviePass”), the nation’s premier movie theater subscription service and a majority-owned subsidiary of HMNY, today announced that HMNY has acquired Moviefone, an entertainment service owned by Oath Inc. (formerly, AOL Inc.) (“Oath”) which provides over 6 million monthly unique visitors full access to the entertainment ecosystem, from movie theaters to streaming services and all screens in between.

As HMNY’s second acquisition in the consumer entertainment industry, the Moviefone acquisition represents another pillar in building out its content marketing strategy and advertising revenue platform for MoviePass. Oath will continue to sell Moviefone’s digital ad inventory and has taken an ownership stake in MoviePass through equity in HMNY in connection with the transaction.

“This natural alignment between MoviePass and Moviefone will help us grow our subscriber base significantly and expand our marketing and advertising platform for our studio and brand partners,” said Mitch Lowe, CEO of MoviePass. “Moviefone has been a go-to resource for entertainment enthusiasts for years, and we’re excited to bolster its presence and bring this iconic platform into the entertainment ecosystem of the future.”

Founded in 1989, Moviefone delivers the best in entertainment, including movie show times and tickets, trailers, TV schedules, streaming information, cast and crew interviews, photo galleries and more. Moviefone’s editorial coverage includes up-to-date entertainment news, trailers and clips, exciting red-carpet coverage and celebrity features.

“This investment in digital content expands MoviePass’s reach further into multiple Hollywood touchpoints,” said Khalid Itum, VP, Business Development at MoviePass.  “We believe the acquisition will allow us to connect studios and brands with potential new subscribers, capture their attention, and convert them into paying subscribers. We believe Moviefone will also allow us to provide relevant and appealing content to moviegoers while simultaneously increasing the value of the Moviefone brand.”

“HMNY’s vision is to have MoviePass support the entire movie theater industry ecosystem-- from distribution to exhibition and now, content,” said HMNY’s Chairman and CEO, Ted Farnsworth. “Above all, we believe the Moviefone acquisition will serve as another valuable source of revenue for HMNY and MoviePass,” concluded Mr. Farnsworth.

“Moviefone provides users with full access to the entertainment ecosystem, from movie theaters to streaming services and on all screens in between, said Matt Young, VP Entertainment, Oath. “By bringing together MoviePass and Moviefone, entertainment lovers will enjoy the full suite of movie-theater subscription opportunities, discovering, interacting and sharing blockbusters, hit series and underground hits across the worldwide community of film and TV. Advertising partners will also have a more powerful and comprehensive vehicle to promote their films."

Key Transaction Details

On April 5, 2018, HMNY filed a Current Report on Form 8-K with the U.S. Securities and Exchange Commission providing key transaction details of the Moviefone acquisition. HMNY encourages its investors and shareholders to read the Current Report in conjunction with this press release. The information in this press release is subject in all respects to the disclosures set forth in such Current Report.

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About Helios and Matheson Analytics Inc.

Helios and Matheson Analytics Inc. is a provider of information technology services and solutions, offering a range of technology platforms focusing on big data, artificial intelligence, business intelligence, social listening, and consumer-centric technology. HMNY currently owns approximately 81% of MoviePass Inc., the nation's premier movie-theater subscription service. HMNY’s holdings include RedZone Map™, a safety and navigation app for iOS and Android users, and a community-based ecosystem that features a socially empowered safety map app that enhances mobile GPS navigation using advanced proprietary technology. HMNY is headquartered in New York, NY and Miami and listed on the Nasdaq Capital Market under the symbol HMNY. For more information, visit us at www.hmny.com.

About MoviePass Inc.

MoviePass Inc. is a technology company dedicated to enhancing the exploration of cinema. As the nation's premier movie-theater subscription service, MoviePass provides film enthusiasts the ability to attend up to one movie per day for a low subscription price. The service, accepted at more than 91% of theaters across the United States, is the nation's largest theater network. For more information, visit www.moviepass.com.

About Oath, Inc.

Oath, a subsidiary of Verizon, is a values-led company committed to building brands people love. Oath reaches one billion people around the world with a dynamic house of media and technology brands, including Yahoo, AOL, TechCrunch, Tumblr and Flickr, among others. A global leader in digital and mobile, Oath is shaping the future of media. For more on Oath, visit www.oath.com.

Cautionary Statement on Forward-looking Information

Certain information in this communication contains "forward-looking statements" about HMNY and MoviePass within the meaning of the Private Securities Litigation Reform Act of 1995 or under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (collectively, "forward-looking statements"), that may not be based on historical fact, but instead relate to future events. Forward-looking statements are generally identified by words such as "projects," "may," "will," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "potential" or similar expressions. Such forward-looking statements include, without limitation, statements regarding HMNY’s and MoviePass' businesses and prospects. Statements regarding future events are based on HMNY's and MoviePass' current expectations and are necessarily subject to associated risks.

Such forward-looking statements are based on several assumptions. Although management of HMNY and MoviePass believe that the assumptions made and expectations represented by such statements are reasonable, there can be no assurance that a forward-looking statement contained herein will prove to be accurate. Actual results and developments (including, without limitation, the ability of HMNY and MoviePass to derive financial benefits and attract new MoviePass subscribers as a result of the acquisition of Moviefone) may differ materially and adversely from those expressed or implied by the forward-looking statements contained herein and even if such actual results and developments are realized or substantially realized, there can be no assurance that they will have the expected consequences or effects.

Risk factors and other material information concerning HMNY and MoviePass are described in HMNY's Quarterly Report on Form 10-Q, for the quarter ended September 30, 2017 filed with the SEC on November 14, 2017, in HMNY's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on April 14, 2017, in HMNY's Current Report on Form 8-K filed on November 30, 2017 (as amended on February 9, 2018) and other HMNY filings, including subsequent current and periodic reports, information statements and registration statements filed with the SEC. You are cautioned to review such reports and other filingswww.sec.gov.

Contacts

HMNY Contact:

The Pollack PR Marketing Group

Stephanie Goldman/Mark Havenner, 310-556-4443

sgoldman@ppmgcorp.com / mhavenner@ppmgcorp.com

or

MoviePass Contact:

LaunchSquad for MoviePass

212-564-3665

moviepass@launchsquad.com